Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Second Quarter 2019 Results

•	Q2 2019 net revenue of $68.0 million at the mid-point of guidance and pro forma EPS of $0.28, at high-end of guidance
•	Q2 2019 GAAP EPS of $0.22 as compared to GAAP EPS of $0.36 in the same period of the prior year, which included a favorable $0.14 per share acquisition liability adjustment
•	Board of Directors declared $0.18 semi-annual dividend, an increase of 6% from prior year, paid in July 2019

MIAMI, FL – August 6, 2019 - The Hackett Group, Inc. (NASDAQ: HCKT), a global intellectual property-based strategic consultancy and leading enterprise benchmarking and best practices digital transformation firm, today announced its financial results for the second quarter, which ended on June 28, 2019.

Q2 2019 net revenue (gross revenue less reimbursable expenses) from continuing operations was $68.0 million, down 1%, as compared to the same period in the prior year. Q2 2019 gross revenue from continuing operations was $73.5 million, down 1% from the same period in the prior year.

Q2 2019 pro forma diluted earnings per share were $0.28 per share, as compared to $0.27 per share for the same period in the prior year. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables.

Q2 2019 GAAP diluted earnings per share were $0.22 per share, as compared to $0.36 per share for the same period in the prior year. During the second quarter of 2018, the Company recorded a $4.6 million, or $0.14 per diluted share, benefit due to the remeasurement of an acquisition earnout liability.

At the end of the second quarter of 2019, the Company’s cash balances were $16.7 million. During the quarter, the Company utilized cash to pay down outstanding debt of $3.0 million. In addition, during the second quarter of 2019, the Company repurchased 93 thousand shares of the Company’s common stock at an average price per share of $15.60 for a total of $1.5 million. At the end of the second quarter of 2019, the Company’s remaining stock repurchase program authorization was $3.9 million.

“As expected, we experienced strong sequential growth in nearly all of our US groups as we saw increased momentum across client cloud and digital transformation initiatives,” stated Ted A. Fernandez, Chairman and CEO of The Hackett Group. “We expect our US momentum to continue into the third quarter, which bodes well for our prospects for the remainder of the year.”

Based on the current economic outlook, the Company estimates total net revenue for the third quarter of 2019 to be in the range of $66.5 million and $68.5 million or gross revenue (inclusive of reimbursable expenses) to be in the range of $72.0 million and $74.0 million. The Company estimates pro forma diluted earnings per share for the third quarter of 2019 to be in the range of $0.27 and $0.29.

Other Highlights

Digital Awards - The Hackett Group announced that Bayer and IBM were the winners of its 2019 Digital Awards, which spotlight companies that are on the cutting edge of digital transformation, including smart automation, robotic process automation (RPA), cognitive computing and advanced analytics. Bayer won the award in the advanced analytics category for its Statistical Demand Forecasting System, while IBM won in the smart automation category for its Cognitive Support Platform. Four other companies were also recognized as finalists: HCL/Manchester United Football Club, HP, IBM and Indecomm. The Hackett Group’s Digital Awards spotlight and celebrate companies on the cutting edge of using smart automation and advanced analytics to solve business problems.

HR Key Issues Research – The Hackett Group issued its 2019 HR Key Issues research, which found that HR organizations are making progress on improving key capabilities. The research found that improvements have been slow and gaps remain and HR organizations find themselves challenged to address an array of areas that are critical to helping the enterprise achieve its objectives. The research found that most HR organizations remain behind the curve in addressing areas that are central to achieving enterprise goals: developing executives who can lead in volatile environments, supporting enterprise digital transformation, and dealing with critical talent/skill shortages.

IT Key Issues Research – The Hackett Group issued its 2019 IT Key Issues research, which found that while IT organizations are making progress with their own internal digital transformation, they are still struggling to support the broader enterprise, reallocate the technology portfolio, implement a more agile technology infrastructure, drive innovation, and improve customer-centricity. The research found that IT has limited capability to address many of their highest priority objectives.  In addition, plans to address these deficiencies fall woefully short, calling into question IT’s ability to live up to the business expectation to serve as a true strategic business partner.

On Tuesday, August 6, 2019 senior management will discuss second quarter results in a conference call at 5:00 P.M. ET. (800) 593-0486, [Passcode: Second Quarter].  For International callers, please dial (517) 308-9371.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, August 6, 2019 and will run through 5:00 P.M. ET on Tuesday, August 20, 2019.  To access the rebroadcast, please dial (888) 397-5659.  For International callers, please dial (203) 369-3145.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service.  To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided.  An online replay of the call will be available after 8:00 P.M. ET on Tuesday, August 6, 2019 and will run through 5:00 P.M. ET on Tuesday, August 20, 2019. To access the replay, visit www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group

The Hackett Group (NASDAQ: HCKT) is an intellectual property-based strategic consultancy and leading enterprise benchmarking and best practices digital transformation firm to global companies, with offerings that include robotic process automation and enterprise cloud application implementation. Services include business transformation, enterprise analytics and global business services. The Hackett Group also provides dedicated expertise in business strategy, operations, finance, human capital management, strategic sourcing, procurement and information technology, including its award-winning Oracle and SAP practices.

The Hackett Group has completed more than 16,500 benchmarking studies with major corporations and government agencies, including 93% of the Dow Jones Industrials, 89% of the Fortune 100, 83% of the DAX 30 and 57% of the FTSE 100. These studies drive Hackett’s Digital Transformation Platform which includes the firm's benchmarking metrics, best practices repository and best practice configuration guides and process flows, which enable The Hackett Group’s clients and partners to achieve world-class performance.

More information on The Hackett Group is available at: www.thehackettgroup.com, info@thehackettgroup.com, or by calling (770) 225-3600.

 # # #

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, including those referenced above, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, the impact of Brexit on our business, changes in general economic conditions and interest rates, our ability to obtain debt financing through additional borrowings under an amendment to our existing credit facility as well as other risks detailed in our Company's Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2019	2018	2019	2018
Revenue:
Revenue before reimbursements ("net revenue")	$67,976	$68,706	$130,346	$134,745
Reimbursements	5,545	5,821	10,330	10,889
Total revenue from continuing operations	73,521	74,527	140,676	145,634

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses	40,820	42,148	79,754	82,752
Non-cash stock compensation expense	1,022	977	1,942	2,000
Acquisition-related compensation benefit	(159)	(204)	(288)	(789)
Acquisition-related non-cash stock compensation expense	289	(79)	368	721
Reimbursable expenses	5,545	5,821	10,330	10,889
Total cost of service	47,517	48,663	92,106	95,573

Selling, general and administrative costs	15,159	14,779	29,201	29,242
Non-cash stock compensation expense	787	804	1,492	1,645
Amortization of intangible assets	254	591	553	1,204
Acquisition-related contingent consideration liability	45	(4,553)	(1,025)	(4,553)
Total selling, general, and administrative expenses	16,245	11,621	30,221	27,538

Total costs and operating expenses	63,762	60,284	122,327	123,111

Income from operations	9,759	14,243	18,349	22,523

Other expense:
Interest expense	(105)	(178)	(206)	(357)

Income from continuing operations before income taxes	9,654	14,065	18,143	22,166
Income tax expense	2,614	2,393	4,054	3,193
Income from continuing operations	7,040	11,672	14,089	18,973
Loss from discontinued operations (2)	(51)	(151)	(6)	(85)
Net income	$6,989	$11,521	$14,083	$18,888

Weighted average common shares outstanding:
Basic	29,823	29,430	29,753	29,260
Diluted	32,374	32,235	32,334	32,025

Basic net income per common share:
Income per common share from continuing operations	$0.23	$0.40	$0.47	$0.65
Loss per common share from discontinued operations (2)	(0.00)	(0.01)	(0.00)	(0.00)
Net income per common share	$0.23	$0.39	$0.47	$0.65

Diluted net income per common share:
Income per common share from continuing operations	$0.22	$0.36	$0.44	$0.59
Loss per common share from discontinued operations (2)	(0.00)	(0.00)	(0.00)	(0.00)
Net income per common share	$0.22	$0.36	$0.44	$0.59

Page 5 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

Pro forma data (1):
Income from continuing operations before income taxes	$9,654	$14,065	$18,143	$22,166
Non-cash stock compensation expense	1,809	1,781	3,434	3,645
Acquisition-related compensation benefit	(159)	(204)	(288)	(789)
Acquisition-related non-cash stock compensation expense	289	(79)	368	721
Acquisition-related contingent consideration liability	45	(4,553)	(1,025)	(4,553)
Amortization of intangible assets	254	591	553	1,204
Pro forma income before income taxes	11,892	11,601	21,185	22,394
Pro forma income tax expense	2,973	2,900	5,296	5,599
Pro forma net income	$8,919	$8,701	$15,889	$16,795

Pro forma basic net income per common share	$0.30	$0.30	$0.53	$0.57
Weighted average common shares outstanding	29,823	29,430	29,753	29,260

Pro forma diluted net income per common share	$0.28	$0.27	$0.49	$0.52
Weighted average common and common equivalent shares outstanding	32,374	32,235	32,334	32,025

(1) The Company provides pro forma earnings results (which exclude the amortization of intangible assets, stock compensation expense, acquisition-related one-time expense (benefit), and include a normalized tax rate, which is our long-term projected cash tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users' understanding of the Company's current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

(2) Discontinued operations relate to the discontinuance of the Company’s European Working Capital Group.

Page 6 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 28,	December 28,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$16,682	$13,808
Accounts receivable and unbilled revenue, net	54,547	54,807
Prepaid expenses and other current assets	4,086	4,339
Assets related to discontinued operations (3)	-	137
Total current assets	75,315	73,091
Restricted cash
Property and equipment, net	21,112	19,750
Other assets	3,116	3,704
Goodwill, net	84,213	84,207
Operating lease right-of-use assets	7,613	-
Total assets	$191,369	$180,752

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,767	$7,429
Accrued expenses and other liabilities	33,114	34,498
Operating lease liabilities	2,376	-
Liabilities related to discontinued operations (3)	31	2,300
Total current liabilities	42,288	44,227
Long-term deferred tax liability, net	8,143	6,435
Long-term debt	4,500	6,500
Operating lease liabilities	5,237	-
Total liabilities	60,168	57,162

Shareholders' equity	131,201	123,590
Total liabilities and shareholders' equity	$191,369	$180,752

(3) The assets and liabilities related to discontinued operations relate to the discontinuance of the Company's European Working Capital Group.

Page 7 of 7 - The Hackett Group, Inc. Announces Second Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	June 28,	June 29,	March 29,
	2019	2018	2019
Revenue Breakdown by Group:
(in thousands)
Global S&BT (4)	$35,718	$37,816	$33,270
EEA (5)	32,258	30,890	29,100
Net revenue from continuing operations (6)	$67,976	$68,706	$62,370

Revenue Concentration:
(% of total revenue)
Top customer	4%	6%	5%
Top 5 customers	16%	18%	18%
Top 10 customers	25%	25%	26%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount (7)	999	1,020	979
Total headcount (7)	1,240	1,268	1,222
Days sales outstanding (DSO) (7)	68	69	76
Cash provided by (used in) operating activities (in thousands)	$11,273	$(2,368)	$6,759
Pro forma return on equity (8)	26%	31%	27%
Depreciation (in thousands)	$830	$624	$606
Amortization (in thousands)	$255	$591	$299

Remaining Plan authorization:
Shares purchased (in thousands)	92	-	101
Cost of shares repurchased (in thousands)	$1,440	$—	$1,616
Average price per share of shares purchased	$15.59	$—	$15.99
Remaining Plan authorization (in thousands)	$3,878	$7,174	$5,318

Shares Purchased to Satisfy Employee Net Vesting Obligations:
Shares purchased (in thousands)	1	11	123
Cost of shares purchased (in thousands)	$14	$182	$2,370
Average price per share of shares purchased	$16.39	$16.22	$19.24

(4) Strategy and Business Transformation Group (S&BT) includes the results of our IP as-a-service offerings, which includes our Executive Advisory Programs and our Benchmarking Services, our Business Transformation Practices and the international portion of our EPM revenue.

(5) ERP, EPM and Analytics Solutions (EEA) includes the results of our Oracle EEA and SAP Solutions Practices.

(6) Net revenue excludes reimbursable expenses which are primarily travel-related expenses passed through to a client with no associated margin.

(7) Prior periods have been restated to exclude the discontinuance of the Company's European Working Capital Group.

(8) Twelve months of pro forma net income divided by average shareholder's equity.

(9) Certain reclassifications have been made to conform with current reporting requirements.